As filed with the Securities and Exchange Commission on February 13, 1998.

                                                      Registration No. 333-46269

                       SECURITIES AND EXCHANGE COMMISSION
                                 POST-EFFECTIVE
                                 AMENDMENT NO. 2
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                               SUMMA METALS CORP.
                               ------------------
             (Exact Name of Registrant as Specified in its Charter)

28281 Crown Valley Parkway                      28281 Crown Valley Parkway
        Suite 225                                       Suite 225
Laguna Niguel, Ca, 92677-1461                  Laguna Niguel, Ca 92677-1461
     (714) 348-9749                                   (714) 348-9749
-----------------------------                ---------------------------------
(Address and Telephone Number                  (Address and Telephone Number
    of Executive Offices)                     of Principal place of business)

                               Michael M. Chaffee
       28281 Crown Valley Parkway, Ste 225, Laguna Niguel, Ca, 92677-1461
                                 (714) 348-9749
       ------------------------------------------------------------------
         (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                             Steven L. Siskind, Esq.
                           645 Fifth Avenue, Suite 403
                            New York, New York 10022
                                 (212) 750-2002
                           ---------------------------
                            (Counsel for the Company)

         Nevada                            1041                  88-0315984
-----------------------           ------------------------     --------------
(State or other Jurisdiction         Primary Standard           IRS Employer
   of incorporation)             Industrial Classification         I.D. No.



The Registrant's Registration Statement for a minimum of 130,000 Units and a maximum of 510,000 Units at an offering price of $6.00 per Unit was declared effective on June 17, 1999, and extended for an additional 90 days on December 17, 1999. None of the registered securities were sold or distributed and no funds were received from any subscribers. Accordingly, the Registrant hereby deregisters all of the securities of the registrant previously registered in the original Registration Statement on Form SB-2, as amended.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized in the City of Laguna Niguel and the State of California on the 3rd day of April, 2000.

                                               SUMMA METALS CORP.

                                            /s/ Michael M. Chaffee
                                            ----------------------------
                                            Michael M. Chaffee, President


     Pursuant to the requirements of the Securities Act of 1933, this Post Effective Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURES                        TITLE                      DATE
----------                        -----                      ----



/s/ Michael M. Chaffee         President                   April 3, 2000
------------------------
Michael M. Chaffee


/s/ Raymond Baptista
--------------------------
Raymond Baptista               Officer & Director          April 3, 2000



/s/ Eric A. Popkoff            Director                     April 3, 2000
------------------------
Eric A. Popkoff


/s/ Kathy A. Folkers           Secretary                    April 3, 2000
------------------------
Kathy A. Folkers